Exhibit 99.1

Camping World Holdings, Inc. Reports First Quarter 2025 Results, Growth in Revenue, Volume, Margin and Profitability, Leading to Significant Year-Over-Year Improvements in Adjusted EBITDA and Accelerating Momentum Through April

LINCOLNSHIRE, IL – April 29, 2025 (BUSINESS WIRE) -- Camping World Holdings, Inc. (NYSE: CWH) (the “Company” or “CWH”), the World’s Largest Recreational Vehicle Dealer, today reported results for the first quarter ended March 31, 2025.

Marcus Lemonis, Chairman and Chief Executive Officer of CWH stated, “We made the commitment at the beginning of the year to sell more units and make more money. Our results reflect a material year-over-year improvement in adjusted EBITDA, increasing nearly 4x vs. the prior year, with another period of record new and used combined unit market share. We have not seen any discernable impacts on consumer behavior from tariffs, with our April-to-date same store unit sales tracking up mid-teens on used and up high-singles on new. Through recent actions to lower headcount and optimize our footprint, we expect SG&A reductions to further improve profitability in the months ahead.”

Matthew Wagner, President of CWH commented, “Our business continues to exhibit consistent growth in real time. We remain confident in our guideposts to deliver growth in excess of low-double digits in used units and low single digits in new units, vehicle gross margins within our historical range and SG&A as a percentage of gross profit improving by 600-700 basis points(1). We continue to meet the customer where they want to be met in terms of price and payment, leading to slightly lower than anticipated ASPs to start the year. We are rigorously managing our SG&A as we aim to mitigate any ASP or macroeconomic variability that could persist in the near-term.”

First Quarter-over-Quarter Operating Highlights

●	Revenue was $1.4 billion for the first quarter, an increase of $49.5 million, or 3.6%.
●	New vehicle revenue was $621.4 million for the first quarter, a decrease of $34.7 million, or 5.3%, and new vehicle unit sales were 16,726 units, a decrease of 156 units, or 0.9%. Used vehicle revenue was $422.4 million for the first quarter, an increase of $84.7 million, or 25.1%, and used vehicle unit sales were 13,939 units, an increase of 3,245 units, or 30.3%. Combined new and used vehicle unit sales were 30,665, an increase of 3,089 units, or 11.2%.
●	Average selling price of new vehicles sold decreased 4.4% and average selling price of used vehicles sold decreased 4.0%.
●	Same store new vehicle unit sales decreased 2.0% for the first quarter and same store used vehicle unit sales increased 28.5%. Combined same store new and used vehicle unit sales increased 9.8%.
●	Products, service and other revenue was $165.0 million, a decrease of $12.9 million, or 7.3%, driven primarily by the divestiture of our RV furniture business in May 2024 and a reallocation of service labor toward used inventory reconditioning. Products, service and other gross margin was 48.6%, an increase of 580 basis points, driven by the divestiture of the RV furniture business, higher billing rates for service labor, and improved margins on our aftermarket part assortment.
●	New vehicle gross margin was 13.7%, a decrease of 19 basis points, driven primarily by the 4.4% decrease in the average selling price per new vehicle sold, partially offset by a 4.2% reduction in the average cost per new vehicle sold. Used vehicle gross margin was 18.6%, an increase of 104 basis points, primarily due to a 5.3% decrease in the average cost per unit sold, partially offset by the 4.0% lower average selling price.
●	Gross profit was $429.6 million, an increase of $27.2 million, or 6.8%, and total gross margin was 30.4%, an increase of 89 basis points. The gross profit increase was mainly driven by the $19.2 million higher used vehicle gross profit from the increase in used vehicle unit sales and gross margin as discussed above and $13.2 million higher finance and insurance, net (“F&I”) gross profit largely from the 11.2% increase in combined new and used vehicle unit sales and new F&I offerings. The gross margin improvements for used vehicles and products, service and other discussed above were partially offset by a 511 basis point decrease in Good Sam Services and Plans gross margin to 61.6%, which was primarily a result of higher roadside assistance claim costs.
●	Selling, general and administrative expenses (“SG&A”) were $387.4 million, an increase of $16.0 million, or 4.3%. This increase was primarily driven by a $9.6 million increase in employee cash compensation costs, $7.3 million of additional advertising expenses, and a $2.0 million increase in employee stock-based compensation (“SBC”) expense, partially offset by $4.2 million of reduced legal fees. SG&A Excluding SBC(2) was $380.3 million, an increase of $13.9 million, or 3.8%.
●	Floor plan interest expense was $18.3 million, a decrease of $9.6 million, or 34.3%, as a result of lower interest rates and lower principal balances. Other interest expense, net was $30.5 million, a decrease of $5.6 million, or 15.4%, as a result of lower interest rates and, to a lesser extent, lower principal balances.
●	Net loss was $24.7 million for the first quarter of 2025, an improvement of $26.1 million, or 51.4%. Adjusted EBITDA(2) was $31.1 million, an increase of $22.9 million, or 278.0%.
●	Diluted loss per share of Class A common stock was $(0.21), an improvement of $0.30, or 58.8%. Adjusted loss per share – diluted(2) of Class A common stock was $(0.16), an improvement of $0.24, or 60.0%.
●	The total number of our store locations was 209 as of March 31, 2025, a net decrease of six store locations from March 31, 2024, or 2.8%.

(1)	Refers to a comparison to the baseline of SG&A as a percentage of gross profit of 86.2% as calculated from the $1.6 billion SG&A and $1.8 billion total gross profit for the year ended December 31, 2024.
(2)	Adjusted loss per share – diluted, Adjusted EBITDA, and SG&A Excluding SBC are non-GAAP measures. For a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures, see the “Non-GAAP Financial Measures” section later in this press release.

Revisions to Prior Period Condensed Consolidated Financial Statements

Subsequent to the issuance of the Company's condensed consolidated financial statements for the quarter ended March 31, 2024, the Company's management identified prior period misstatements related to the measurement of the realizable portion of the Company’s outside basis difference deferred tax asset in CWGS Enterprises, LLC (“CWGS, LLC”), including the associated valuation allowance. As a result, deferred tax assets, net, additional paid-in capital, and income tax benefit (expense) as of and for the years ended December 31, 2023 and 2022 were revised in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 28, 2025. The misstatements impacted the beginning balances of deferred taxes, net, additional paid-in capital, and retained earnings, which have been revised from the amounts previously reported as of March 31, 2024. The Company evaluated the materiality of these errors, both qualitatively and quantitatively, and determined the effect of these revisions was not material to the previously issued financial statements.

The following table presents the effect of the immaterial misstatements on the Company’s consolidated balance sheet for the period indicated:

	As of March 31, 2024
($ in thousands)	As Previously Reported	Adjustment	As Revised
Deferred tax assets, net	$153,716	$43,768	$197,484
Total assets	5,023,162	43,768	5,066,930
Additional paid-in capital	98,828	33,385	132,213
Retained earnings	157,303	10,383	167,686
Total stockholders' equity attributable to Camping World Holdings, Inc.	99,000	43,768	142,768
Total stockholders' equity	152,410	43,768	196,178
Total liabilities and stockholders' equity	5,023,162	43,768	5,066,930

Earnings Conference Call and Webcast Information

A conference call to discuss the Company’s first quarter 2025 financial results is scheduled for April 30, 2025, at 7:30 am Central Time. Investors and analysts can participate on the conference call by dialing 1-844-826-3035 (international callers please dial 1-412-317-5195) and using conference ID# 10199179. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at http://investor.campingworld.com. The replay of the conference call webcast will be available on the investor relations website for approximately 90 days.

Presentation

This press release presents historical results for the periods presented for the Company and its subsidiaries, which are presented in accordance with accounting principles generally accepted in the United States (“GAAP”), unless noted as a non-GAAP financial measure. The Company is the sole managing member of CWGS, LLC, with sole voting power in and control of the management of CWGS, LLC. As of March 31, 2025, the Company owned 61.1% of CWGS, LLC. Accordingly, the Company consolidates the financial results of CWGS, LLC and reports a non-controlling interest in its consolidated financial statements. Unless otherwise indicated, all financial comparisons in this press release compare our financial results for the first quarter ended March 31, 2025 to our financial results from the first quarter ended March 31, 2024.

About Camping World Holdings, Inc.

Camping World Holdings, Inc., headquartered in Lincolnshire, IL, (together with its subsidiaries) is the world’s largest retailer of RVs and related products and services. Through Camping World and Good Sam brands, our vision is to build a business that makes RVing and other outdoor adventures fun and easy. We strive to build long-term value for our customers, employees, and stockholders by combining a unique and comprehensive assortment of RV products and services with a national network of RV dealerships, service centers and customer support centers along with the industry’s most extensive online presence and a highly trained and knowledgeable team of associates serving our customers, the RV lifestyle, and the communities in which we operate. We also believe that our Good Sam organization and family of highly specialized services and plans, including roadside assistance, protection plans and insurance, uniquely enables us to connect with our customers as stewards of an outdoor and recreational lifestyle. With RV sales and service locations in 44 states, Camping World has grown to become the prime destination for everything RV. For more information, visit www.CampingWorld.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements about macroeconomic and industry trends, including tariffs, inventory strategy, reductions in SG&A, accelerating profitability improvement, variability in average selling prices, competitive positioning, business plans and goals, future growth of our operations, and future financial results and position. These forward-looking statements are based on management’s current expectations.

These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: general economic conditions, including inflation, interest rates and tariffs; the availability of financing to us and our customers; fuel shortages, high prices for fuel or changes in energy sources; the success of our manufacturers; changes in consumer preferences; competition in our industry; risks related to acquisitions, new store openings and expansion into new markets; our failure to maintain the strength and value of our brands; our ability to manage our inventory; fluctuations in our same store sales; the cyclical and seasonal nature of our business; our dependence on the availability of adequate capital and risks related to our debt; our ability to execute and achieve the expected benefits of our cost cutting initiatives; our reliance on our fulfillment and distribution centers; impacts from natural disasters, including pandemics and health crises; our dependence on our relationships with third party suppliers and lending institutions; risks associated with selling goods manufactured abroad; our ability to retain senior executives and attract and retain other qualified employees; risks associated with leasing substantial amounts of space; risks associated with our private brand offerings; we may incur asset impairment charges for goodwill, intangible assets or other long-lived assets; tax risks; our private brand offerings exposing us to various risks; regulatory risks; data privacy and cybersecurity risks; risks related to our intellectual property; the impact of ongoing or future lawsuits against us and certain of our officers and directors; risks related to climate change and other environmental, social and governance matters; and risks related to our organizational structure.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, as updated by our Quarterly Reports on Form 10-Q and our other reports filed with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except as required under applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Future declarations of quarterly dividends, if any, are subject to the determination and discretion of the Company’s Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, receipt of excess tax distributions from CWGS Enterprises, LLC, its business prospects and other factors that the Company’s Board of Directors may deem relevant.

We intend to use our official Facebook, X (formerly known as Twitter), and Instagram accounts, each at the handle @CampingWorld, as well as the investor page of our website, investor.campingworld.com, as a distribution channel of material information about the Company and for complying with our disclosure obligations under Regulation FD. The information we post through these social media channels and on our investor webpage may be deemed material. Accordingly, investors should subscribe to these accounts and our investor alerts, in addition to following our press releases, SEC filings, public conference calls and webcasts. These social media channels may be updated from time to time.

Camping World Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations (unaudited)

(In Thousands Except Per Share Amounts)

	Three Months Ended
	March 31,
	2025	2024
Revenue:
Good Sam Services and Plans	$46,208	$45,681
RV and Outdoor Retail
New vehicles	621,432	656,086
Used vehicles	422,351	337,685
Products, service and other	164,992	177,894
Finance and insurance, net	148,667	135,454
Good Sam Club	9,874	11,217
Subtotal	1,367,316	1,318,336
Total revenue	1,413,524	1,364,017
Costs applicable to revenue (exclusive of depreciation and amortization shown separately below):
Good Sam Services and Plans	17,721	15,183
RV and Outdoor Retail
New vehicles	536,359	565,039
Used vehicles	343,961	278,533
Products, service and other	84,739	101,675
Good Sam Club	1,116	1,190
Subtotal	966,175	946,437
Total costs applicable to revenue	983,896	961,620

Gross profit (exclusive of depreciation and amortization shown separately below):
Good Sam Services and Plans	28,487	30,498
RV and Outdoor Retail
New vehicles	85,073	91,047
Used vehicles	78,390	59,152
Products, service and other	80,253	76,219
Finance and insurance, net	148,667	135,454
Good Sam Club	8,758	10,027
Subtotal	401,141	371,899
Total gross profit	429,628	402,397

Operating expenses:
Selling, general, and administrative	387,445	371,473
Depreciation and amortization	22,544	19,290
Long-lived asset impairment	620	5,827
(Gain) loss on sale or disposal of assets	(1,823)	1,585
Total operating expenses	408,786	398,175
Income from operations	20,842	4,222
Other expense
Floor plan interest expense	(18,306)	(27,882)
Other interest expense, net	(30,531)	(36,094)
Other expense, net	(158)	(94)
Total other expense	(48,995)	(64,070)
Loss before income taxes	(28,153)	(59,848)
Income tax benefit	3,471	9,042
Net loss	(24,682)	(50,806)
Less: net loss attributable to non-controlling interests	12,402	28,499
Net loss attributable to Camping World Holdings, Inc.	$(12,280)	$(22,307)

Loss per share of Class A common stock:
Basic	$(0.20)	$(0.50)
Diluted	$(0.21)	$(0.51)
Weighted average shares of Class A common stock outstanding:
Basic	62,531	45,047
Diluted	102,426	85,092

Camping World Holdings, Inc. and Subsidiaries

Supplemental Data (unaudited)

	Three Months Ended March 31,		Increase		Percent
	2025	2024	(decrease)		Change
Unit sales
New vehicles	16,726	16,882	(156)		(0.9%)
Used vehicles	13,939	10,694	3,245		30.3%
Total	30,665	27,576	3,089		11.2%

Average selling price
New vehicles	$37,154	$38,863	$(1,709)		(4.4%)
Used vehicles	30,300	31,577	(1,277)		(4.0%)

Same store unit sales(1)
New vehicles	15,791	16,116	(325)		(2.0%)
Used vehicles	13,157	10,239	2,918		28.5%
Total	28,948	26,355	2,593		9.8%

Same store revenue(1) ($ in 000s)
New vehicles	$587,456	$628,813	$(41,357)		(6.6%)
Used vehicles	398,862	321,354	77,508		24.1%
Products, service and other	139,506	149,776	(10,270)		(6.9%)
Finance and insurance, net	141,129	130,144	10,985		8.4%
Total	$1,266,953	$1,230,087	$36,866		3.0%

Average gross profit per unit
New vehicles	$5,086	$5,393	$(307)		(5.7%)
Used vehicles	5,624	5,531	93		1.7%
Finance and insurance, net per vehicle unit	4,848	4,912	(64)		(1.3%)
Total vehicle front-end yield(2)	10,179	10,359	(180)		(1.7%)

Gross margin
Good Sam Services and Plans	61.6%	66.8%	(511)	bps
New vehicles	13.7%	13.9%	(19)	bps
Used vehicles	18.6%	17.5%	104	bps
Products, service and other	48.6%	42.8%	580	bps
Finance and insurance, net	100.0%	100.0%	unch
Good Sam Club	88.7%	89.4%	(69)	bps
Subtotal RV and Outdoor Retail	29.3%	28.2%	113	bps
Total gross margin	30.4%	29.5%	89	bps

Retail locations
RV dealerships	208	211	(3)		(1.4%)
RV service & retail centers	1	4	(3)		(75.0%)
Total	209	215	(6)		(2.8%)

RV and Outdoor Retail inventories ($ in 000s)
New vehicles	$1,509,594	$1,469,193	$40,401		2.7%
Used vehicles	406,728	389,810	16,918		4.3%
Products, parts, accessories and misc.	202,628	218,197	(15,569)		(7.1%)
Total RV and Outdoor Retail inventories	$2,118,950	$2,077,200	$41,750		2.0%

Vehicle inventory per location ($ in 000s)
New vehicle inventory per dealer location	$7,258	$6,963	$295		4.2%
Used vehicle inventory per dealer location	1,955	1,847	108		5.8%

Vehicle inventory turnover(3)
New vehicle inventory turnover	1.8	1.7	0.1		4.7%
Used vehicle inventory turnover	3.5	3.0	0.5		17.4%

Other data
Active Customers(4)	4,140,985	4,827,623	(686,638)		(14.2%)
Good Sam Club members (5)	1,702,017	1,961,112	(259,095)		(13.2%)
Service bays (6)	2,911	2,857	54		1.9%
Finance and insurance gross profit as a % of total vehicle revenue	14.2%	13.6%	61	bps	n/a
Same store locations	186	n/a	n/a		n/a

unch – unchanged

bps – basis points

n/a – not applicable

(1)	Our same store revenue and units calculations for a given period include only those stores that were open both at the end of the corresponding period and at the beginning of the preceding fiscal year.
(2)	Front end yield is calculated as gross profit from new vehicles, used vehicles and finance and insurance (net), divided by combined new and used vehicle unit sales.
(3)	Inventory turnover is calculated as vehicle costs applicable to revenue over the last twelve months divided by the average quarterly ending vehicle inventory over the last twelve months.
(4)	An Active Customer is a customer who has transacted with us in any of the eight most recently completed fiscal quarters prior to the date of measurement.
(5)	Excludes Good Sam Club members under the free basic plan, which was introduced in November 2023 and provides for limited participation in the loyalty point program without access to the remaining member benefits.
(6)	A service bay is a fully-constructed bay dedicated to service, installation, and collision offerings.

Camping World Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In Thousands Except Per Share Amounts)

	March 31,	December 31,	March 31,
	2025	2024	2024
Assets
Current assets:
Cash and cash equivalents	$20,916	$208,422	$29,718
Contracts in transit	149,113	61,222	154,231
Accounts receivable, net	118,800	120,412	100,246
Inventories	2,119,169	1,821,837	2,077,592
Prepaid expenses and other assets	74,418	58,045	68,833
Assets held for sale	20,536	1,350	6,276
Total current assets	2,502,952	2,271,288	2,436,896

Property and equipment, net	886,244	846,760	878,956
Operating lease assets	749,177	739,352	768,903
Deferred tax assets, net	210,586	215,140	197,484
Intangible assets, net	18,520	19,469	12,998
Goodwill	747,802	734,023	735,680
Other assets	31,929	37,245	36,013
Total assets	$5,147,210	$4,863,277	$5,066,930
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$250,884	$145,346	$205,006
Accrued liabilities	160,711	118,557	148,674
Deferred revenues	89,084	92,124	95,854
Current portion of operating lease liabilities	65,653	61,993	60,663
Current portion of finance lease liabilities	7,646	7,044	19,014
Current portion of Tax Receivable Agreement liability	1,700	—	12,943
Current portion of long-term debt	23,147	23,275	25,651
Notes payable – floor plan, net	1,320,687	1,161,713	1,414,696
Other current liabilities	74,129	70,900	72,783
Total current liabilities	1,993,641	1,680,952	2,055,284

Operating lease liabilities, net of current portion	769,518	764,113	796,770
Finance lease liabilities, net of current portion	130,596	131,004	136,284
Tax Receivable Agreement liability, net of current portion	148,672	150,372	149,866
Revolving line of credit	—	—	31,885
Long-term debt, net of current portion	1,488,388	1,493,318	1,545,165
Deferred revenues	62,699	63,642	65,970
Other long-term liabilities	94,885	94,927	89,528
Total liabilities	4,688,399	4,378,328	4,870,752
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share – 20,000 shares authorized; none issued and outstanding	—	—	—
Class A common stock, par value $0.01 per share – 250,000 shares authorized; 62,569, 62,502 and 49,571 shares issued and outstanding, respectively	626	625	496
Class B common stock, par value $0.0001 per share – 75,000 shares authorized; 39,466 shares issued and outstanding	4	4	4
Class C common stock, par value $0.0001 per share – 0.001 share authorized, issued and outstanding	—	—	—
Additional paid-in capital	197,730	193,692	132,213
Treasury stock, at cost; 4,499 shares at March 31, 2024	—	—	(157,631)
Retained earnings	112,140	132,241	167,686
Total stockholders' equity attributable to Camping World Holdings, Inc.	310,500	326,562	142,768
Non-controlling interests	148,311	158,387	53,410
Total stockholders' equity	458,811	484,949	196,178
Total liabilities and stockholders' equity	$5,147,210	$4,863,277	$5,066,930

Camping World Holdings, Inc. and Subsidiaries

Summary of Consolidated Statements of Cash Flows (unaudited)

(In Thousands)

	Three Months Ended March 31,
	2025	2024

Net cash used in operating activities	$(232,479)	$(67,982)

Investing activities
Purchases of property and equipment	(23,511)	(25,927)
Proceeds from sale of property and equipment	542	143
Purchases of real property	(48,584)	(1,243)
Proceeds from the sale of real property	6,689	23,853
Purchases of businesses, net of cash acquired	(80,564)	(58,800)
Purchases of intangible assets	—	(119)
Proceeds from sale of intangible assets	—	2,595
Net cash used in investing activities	(145,428)	(59,498)

Financing activities
Proceeds from long-term debt	—	55,624
Payments on long-term debt	(6,268)	(23,406)
Net proceeds on notes payable – floor plan, net	207,781	93,273
Borrowings on revolving line of credit	—	43,000
Payments on revolving line of credit	—	(32,000)
Payments on finance leases	(1,763)	(1,828)
Payments on sale-leaseback arrangement	(51)	(48)
Payment of debt issuance costs	—	(876)
Payments of stock offering costs	(572)	—
Dividends on Class A common stock	(7,821)	(5,634)
Proceeds from exercise of stock options	—	51
RSU shares withheld for tax	(871)	(658)
Distributions to holders of LLC common units	(34)	(9,947)
Net cash provided by financing activities	190,401	117,551

Decrease in cash and cash equivalents	(187,506)	(9,929)
Cash and cash equivalents at beginning of the period	208,422	39,647
Cash and cash equivalents at end of the period	$20,916	$29,718

Loss Per Share

Basic loss per share of Class A common stock is computed by dividing net loss attributable to Camping World Holdings, Inc. by the weighted-average number of shares of Class A common stock outstanding during the period. Diluted loss per share of Class A common stock is computed by dividing net loss attributable to Camping World Holdings, Inc. by the weighted-average number of shares of Class A common stock outstanding adjusted to give effect to potentially dilutive securities.

The following table sets forth reconciliations of the numerators and denominators used to compute basic and diluted loss per share of Class A common stock (unaudited):

	Three Months Ended March 31,
(In thousands except per share amounts)	2025	2024
Numerator:
Net loss	$(24,682)	$(50,806)
Less: net loss attributable to non-controlling interests	12,402	28,499
Net loss attributable to Camping World Holdings, Inc. — basic	$(12,280)	$(22,307)
Add: reallocation of net loss attributable to non-controlling interests from the assumed redemption of common units of CWGS, LLC for Class A common stock	(9,191)	(21,275)
Net loss attributable to Camping World Holdings, Inc. — diluted	$(21,471)	$(43,582)
Denominator:
Weighted-average shares of Class A common stock outstanding — basic	62,531	45,047
Dilutive common units of CWGS, LLC that are convertible into Class A common stock	39,895	40,045
Weighted-average shares of Class A common stock outstanding — diluted	102,426	85,092

Loss per share of Class A common stock — basic	$(0.20)	$(0.50)
Loss per share of Class A common stock — diluted	$(0.21)	$(0.51)

Weighted-average anti-dilutive securities excluded from the computation of diluted loss per share of Class A common stock:
Stock options to purchase Class A common stock	155	189
Restricted stock units	2,383	1,841

Weighted-average contingently issuable shares excluded from the computation of diluted loss per share of Class A common stock since all necessary conditions had not been satisfied:
Performance stock units	750	—

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use the following non-GAAP financial measures: EBITDA; Adjusted EBITDA; Adjusted EBITDA Margin; Adjusted Net Loss Attributable to Camping World Holdings, Inc. – Basic; Adjusted Net Loss Attributable to Camping World Holdings, Inc. – Diluted; Adjusted Loss Per Share – Basic; Adjusted Loss Per Share – Diluted; and SG&A Excluding SBC (collectively the "Non-GAAP Financial Measures"). We believe that these Non-GAAP Financial Measures, when used in conjunction with GAAP financial measures, provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics we use in our financial and operational decision making. Certain of these Non-GAAP Financial Measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry and are used by management to evaluate our operating performance, to evaluate the effectiveness of strategic initiatives and for planning purposes. By providing these Non-GAAP Financial Measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. In addition, our Senior Secured Credit Facilities use Adjusted EBITDA, as calculated for our subsidiary CWGS Group, LLC, to measure our compliance with covenants such as the consolidated leverage ratio. The Non-GAAP Financial Measures have limitations as analytical tools, and the presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. They should not be construed as an inference that the Company’s future results will be unaffected by any items adjusted for in these Non-GAAP Financial Measures. In evaluating these Non-GAAP Financial Measures, it is reasonable to expect that certain of these items will occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other companies over time. Each of the normal recurring adjustments and other adjustments described in this section and in the reconciliation tables below help management with a measure of our core operating performance over time by removing items that are not related to day-to-day operations.

Our earnings call on April 30, 2025 may present guidance that includes Adjusted EBITDA. A full reconciliation of the forecasted Adjusted EBITDA to its most-directly comparable GAAP metric cannot be provided without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliations.

The Non-GAAP Financial Measures that we use are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin

We define “EBITDA” as net (loss) income before other interest expense, net (excluding floor plan interest expense), provision for income tax (benefit) expense and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA further adjusted for the impact of certain noncash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, long-lived asset impairment, gains and losses on sale or disposal of assets, net, SBC, losses and/or impairment on investments in equity securities, lease termination costs, and other unusual or one-time items. We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of total revenue. We caution investors that amounts presented in accordance with our definitions of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin in the same manner. We present EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these Non-GAAP Financial Measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin to the most directly comparable GAAP financial performance measures (unaudited):

	Three Months Ended March 31,
($ in thousands)	2025	2024
EBITDA and Adjusted EBITDA:
Net loss	$(24,682)	$(50,806)
Other interest expense, net	30,531	36,094
Depreciation and amortization	22,544	19,290
Income tax benefit	(3,471)	(9,042)
Subtotal EBITDA	24,922	(4,464)
Long-lived asset impairment (a)	620	5,827
(Gain) loss on sale or disposal of assets, net (b)	(1,823)	1,585
SBC (c)	7,270	5,197
Loss and/or impairment on investments in equity securities (d)	157	94
Adjusted EBITDA	$31,146	$8,239

	Three Months Ended March 31,
(as percentage of total revenue)	2025	2024
Adjusted EBITDA margin:
Net loss margin	(1.7%)	(3.7%)
Other interest expense, net	2.2%	2.6%
Depreciation and amortization	1.6%	1.4%
Income tax benefit	(0.2%)	(0.7%)
Subtotal EBITDA margin	1.8%	(0.3%)
Long-lived asset impairment (a)	0.0%	0.4%
(Gain) loss on sale or disposal of assets, net (b)	(0.1%)	0.1%
SBC (c)	0.5%	0.4%
Loss and/or impairment on investments in equity securities (d)	0.0%	0.0%
Adjusted EBITDA margin	2.2%	0.6%

	Three Months Ended				TTM Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
($ in thousands)	2025	2024	2024	2024	2025
Adjusted EBITDA:
Net (loss) income	$(24,682)	$(59,544)	$8,056	$23,414	$(52,756)
Other interest expense, net	30,531	32,320	35,877	36,153	134,881
Depreciation and amortization	22,544	21,285	20,583	20,032	84,444
Income tax (benefit) expense	(3,471)	(8,221)	(2,049)	7,935	(5,806)
Subtotal EBITDA	24,922	(14,160)	62,467	87,534	160,763
Long-lived asset impairment (a)	620	2,706	1,944	4,584	9,854
(Gain) loss on sale or disposal of assets, net (b)	(1,823)	330	(5)	7,945	6,447
SBC (c)	7,270	5,418	5,573	5,397	23,658
Loss and/or impairment on investments in equity securities (d)	157	2,925	162	81	3,325
Lease termination (e)	—	288	(2,625)	40	(2,297)
Adjusted EBITDA	$31,146	$(2,493)	$67,516	$105,581	$201,750

(a)	Represents long-lived asset impairment charges related to the RV and Outdoor Retail segment.
(b)	Represents an adjustment to eliminate the gains and losses on disposals and sales of various assets.
(c)	Represents noncash SBC expense relating to employees, directors, and consultants of the Company.
(d)	Represents loss and/or impairment on investments in equity securities and interest income relating to any notes receivables with those investments.
(e)	Represents the gains and losses on the termination of operating leases resulting from lease termination fees and the derecognition of the operating lease assets and liabilities.

Adjusted Net Loss Attributable to Camping World Holdings, Inc. and Adjusted Loss Per Share

We define “Adjusted Net Loss Attributable to Camping World Holdings, Inc. – Basic” as net loss attributable to Camping World Holdings, Inc. adjusted for the impact of certain noncash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, long-lived asset impairment, gains and losses on sale or disposal of assets, net, SBC, loss and/or impairment on investments in equity securities, other unusual or one-time items, the income tax (expense) benefit effect of these adjustments, and the effect of net loss attributable to non-controlling interests from these adjustments.

We define “Adjusted Net Loss Attributable to Camping World Holdings, Inc. – Diluted” as Adjusted Net Loss Attributable to Camping World Holdings, Inc. – Basic adjusted for the reallocation of net loss attributable to non-controlling interests from stock options and restricted stock units, if dilutive, or the assumed redemption, if dilutive, of all outstanding common units in CWGS, LLC for shares of newly-issued Class A common stock of Camping World Holdings, Inc.

We define “Adjusted Loss Per Share – Basic” as Adjusted Net Loss Attributable to Camping World Holdings, Inc. - Basic divided by the weighted-average shares of Class A common stock outstanding. We define “Adjusted Loss Per Share – Diluted” as Adjusted Net Loss Attributable to Camping World Holdings, Inc. – Diluted divided by the weighted-average shares of Class A common stock outstanding, assuming (i) the redemption of all outstanding common units in CWGS, LLC for newly-issued shares of Class A common stock of Camping World Holdings, Inc., if dilutive, and (ii) the dilutive effect of stock options and restricted stock units, if any. We present Adjusted Net Loss Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net Loss Attributable to Camping World Holdings, Inc. – Diluted, Adjusted Loss Per Share – Basic, and Adjusted Loss Per Share – Diluted because we consider them to be important supplemental measures of our performance and we believe that investors’ understanding of our performance is enhanced by including these Non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles Adjusted Net Loss Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net Loss Attributable to Camping World Holdings, Inc. – Diluted, Adjusted Loss Per Share – Basic, and Adjusted Loss Per Share – Diluted to the most directly comparable GAAP financial performance measure:

	Three Months Ended March 31,
(In thousands except per share amounts)	2025	2024
Numerator:
Net loss attributable to Camping World Holdings, Inc.	$(12,280)	$(22,307)
Adjustments related to basic calculation:
Long-lived asset impairment (a):
Gross adjustment	620	5,827
Income tax expense for above adjustment (b)	(95)	(771)
(Gain) loss on sale or disposal of assets (c):
Gross adjustment	(1,823)	1,585
Income tax benefit (expense) for above adjustment (b)	278	(210)
SBC (d):
Gross adjustment	7,270	5,197
Income tax expense for above adjustment (b)	(1,114)	(695)
Loss and/or impairment on investments in equity securities (e):
Gross adjustment	157	94
Income tax expense for above adjustment (b)	(24)	(12)
Adjustment to net loss attributable to non-controlling interests resulting from the above adjustments (f)	(2,420)	(5,971)
Adjusted net loss attributable to Camping World Holdings, Inc. – basic	(9,431)	(17,263)
Adjustments related to diluted calculation:
Reallocation of net loss attributable to non-controlling interests from the dilutive redemption of common units in CWGS, LLC (g)	(9,982)	(22,528)
Income tax on reallocation of net loss attributable to non-controlling interests from the dilutive redemption of common units in CWGS, LLC (h)	2,609	5,736
Adjusted net loss attributable to Camping World Holdings, Inc. – diluted	$(16,804)	$(34,055)

	Three Months Ended March 31,
(In thousands except per share amounts)	2025	2024
Denominator:
Weighted-average Class A common shares outstanding – basic	62,531	45,047
Adjustments related to diluted calculation:
Dilutive redemption of common units in CWGS, LLC for shares of Class A common stock (i)	39,895	40,045
Adjusted weighted average Class A common shares outstanding – diluted	102,426	85,092

Adjusted loss per share - basic	$(0.15)	$(0.38)
Adjusted loss per share - diluted	$(0.16)	$(0.40)

Anti-dilutive amounts (j):
Denominator:
Anti-dilutive options to purchase Class A common stock (i)	—	29
Anti-dilutive restricted stock units (i)	254	264

Reconciliation of per share amounts:
Loss per share of Class A common stock — basic	$(0.20)	$(0.50)
Non-GAAP Adjustments (k)	0.05	0.12
Adjusted loss per share - basic	$(0.15)	$(0.38)

Loss per share of Class A common stock — diluted	$(0.21)	$(0.51)
Non-GAAP Adjustments (k)	0.05	0.11
Adjusted loss per share - diluted	$(0.16)	$(0.40)

(a)	Represents long-lived asset impairment charges related to the RV and Outdoor Retail segment.
(b)	Represents the current and deferred income tax expense or benefit effect of the above adjustments. This assumption uses blended statutory tax rate of 25.0% for the adjustments for the 2025 and 2024 periods, which represent the estimated tax rates that would apply had the above adjustments been included in the determination of our non-GAAP metric.
(c)	Represents an adjustment to eliminate the gains and losses on disposals and sales of various assets.
(d)	Represents noncash SBC expense relating to employees, directors, and consultants of the Company.
(e)	Represents loss and/or impairment on investments in equity securities and interest income relating to any notes receivables with those investments.
(f)	Represents the adjustment to net loss attributable to non-controlling interests resulting from the above adjustments that impact the net loss of CWGS, LLC. This adjustment uses the non-controlling interest’s weighted average ownership of CWGS, LLC of 39.0% and 47.1% for the three months ended March 31, 2025 and 2024, respectively.
(g)	Represents the reallocation of net loss attributable to non-controlling interests from the impact of the assumed change in ownership of CWGS, LLC from stock options, restricted stock units, and/or common units of CWGS, LLC.
(h)	Represents the income tax expense effect of the above adjustment for reallocation of net loss attributable to non-controlling interests. This assumption uses blended statutory tax rates of 25.0% for the adjustments for 2025 and 2024 periods.
(i)	Represents the impact to the denominator for stock options, restricted stock units, and/or common units of CWGS, LLC.
(j)	The below amounts have not been considered in our adjusted loss per share – diluted amounts as the effect of these items are anti-dilutive. Additionally, 750,000 performance stock units granted in January 2025 were excluded from the calculation of our adjusted loss per share – diluted, since they represent contingently issuable shares for which all of the necessary conditions had not been satisfied.
(k)	Represents the per share impact of the Non-GAAP adjustments to net loss detailed above (see (a) through (f) above).

Our “Up-C” corporate structure may make it difficult to compare our results with those of companies with a more traditional corporate structure. There can be a significant fluctuation in the numerator and denominator for the calculation of our adjusted loss per share – diluted depending on if the common units in CWGS, LLC are considered dilutive or anti-dilutive for a given period. To improve comparability of our financial results, users of our financial statements may find it useful to review our loss per share assuming the full redemption of common units in CWGS, LLC for all periods, even when those common units would be anti-dilutive. The relevant numerator and denominator adjustments have been provided under “Anti-dilutive amounts” in the table above (see (j) above).

SG&A Excluding SBC

We define “SG&A Excluding SBC” as SG&A before SBC relating to SG&A. We caution investors that amounts presented in accordance with our definition of SG&A Excluding SBC may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate SG&A Excluding SBC in the same manner. We present SG&A Excluding SBC because we believe that investors’ understanding of our performance and drivers of our other Non-GAAP Financial Measures, such as Adjusted EBITDA, is enhanced by including this Non-GAAP Financial Measure as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles SG&A Excluding SBC to the most directly comparable GAAP financial performance measure:

	Three Months Ended March 31,
($ in thousands)	2025	2024
SG&A Excluding SBC:
SG&A	$387,445	$371,473
SBC - SG&A	(7,145)	(5,105)
SG&A Excluding SBC:	$380,300	$366,368
As a percentage of gross profit	88.5%	91.0%

Contacts

Investors:

Brett Andress

InvestorRelations@campingworld.com

Media Outlets:
PR-CWGS@CampingWorld.com